Exhibit 2.2

                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT (the "Agreement") is made and entered into on the 31st day of July, 2000, by and among PENN NATIONAL GAMING, INC., a Pennsylvania corporation ("Purchaser"), and DAN S. MEADOWS ("Meadows"), THOMAS
L. MEEHAN ("Meehan") and JERRY L. BAYLES ("Bayles") (Meadows, Meehan and Bayles are sometimes hereinafter referred to individually as "Seller" and collectively as "Sellers") (the Purchaser and the Sellers are hereinafter sometimes separately referred to as "Party" and collectively as "Parties").

         WHEREAS, the Sellers own beneficially and legally 39.81% of all of the issued and outstanding shares ("Sellers' Shares") of capital stock of Louisiana Casino Cruises, Inc., a Louisiana corporation ("Company"), in such amounts as are set forth opposite the Sellers' names on the attached Exhibit A; and

         WHEREAS, Purchaser is willing to purchase the Seller's Shares only in the event that the Sellers agree to the non-competition, non-solicitation and non-disclosure covenants contained herein; and

         WHEREAS, the Sellers desire to sell to Purchaser, and Purchaser desires to purchase from Sellers, all of the Sellers' Shares for the Consideration and upon the terms and conditions set forth herein; and

         WHEREAS, Sellers acknowledge and agree that an express condition to the closing of this Agreement is Purchaser's simultaneous acquisition of CRC Holdings, Inc., a Florida corporation and the parent corporation of the Company ("CRC"), by and through a merger (the "Merger") of CRC with Casino Holdings, Inc., a Delaware corporation ("Merger Sub"), pursuant to an Agreement and Plan of Merger dated the date hereof among Purchaser, CRC Merger Sub and certain shareholders (the "Shareholders") of CRC ("Merger Agreement");

         NOW, THEREFORE, in consideration of the premises and the mutual promises and agreements set forth herein, Purchaser and Sellers hereby agree as follows:

1. Recitals. The foregoing recitals are true and correct on the date hereof, and shall be deemed to be true and correct on the ----------------- date of the Closing (as defined below), and are hereby incorporated in this Agreement by this reference.

2.Purchase of Shares. Subject to the terms and conditions herein, in the event of a closing of the Merger, Sellers agree to sell to Purchaser, and Purchaser agrees to purchase from Sellers, simultaneously with the closing of the Merger, all of the Sellers' Shares for the aggregate cash consideration of $32,500,000 ("Consideration"). Each Seller shall receive a pro rata portion of the Consideration which shall be determined by multiplying the Consideration by the product of the number of shares owned by each respective Seller on the Company's stock ledger divided by the aggregate number of all of the Sellers' Shares.

3.       Closing.


3.1 Closing. The closing (the "Closing") of the foregoing transaction shall take place at the offices of Morgan, Lewis & Bockius LLP, 5300 First Union Financial Center, 200 South Biscayne Boulevard, Miami, Florida, at 10:00 a.m. (Miami time) on the same date and time as the closing of the Merger Agreement.

3.2 Deliveries. At the Closing, Sellers shall deliver to Purchaser (i) original certificates representing the Sellers' Shares, (ii) stock powers duly executed by Sellers in the form required to transfer the Sellers' Shares to Purchaser or a subsidiary of Purchaser designated by it and (iii) resignations by all of the Sellers currently holding positions as officers or directors of the Company. Upon Purchaser's receipt and satisfaction with of the foregoing items, Purchaser shall pay the Consideration either by cashier's checks or by wire transfers to such bank accounts as Sellers shall designate in writing to Purchaser.

3.3 Termination. In the event that the Closing does not occur (i) on or before 12 months from the date of this Agreement and Purchaser has not exercised its option to extend the time for the Closing pursuant to Section 9(a) hereof (the "Option"), or (ii) on or before 15 months from the date of this Agreement if Purchaser has exercised its Option, this Agreement shall automatically, without any further action on behalf of any of the Parties, become null and void, and shall be deemed to have been terminated; in such case, except as provided in
Section 9 hereof, no Party shall have any further liability or obligation to the other pursuant to this Agreement either as Purchaser, Sellers or otherwise.

4. Representations and Warranties of Seller. Each Seller hereby jointly and severally makes the following representations and warranties as of the date hereof, and as of the Closing of this Agreement:

(a) Each Seller has the full right, power and authority to enter into this Agreement and to perform the transactions contemplated herein. This Agreement constitutes the legal, valid and binding obligation of each Seller, enforceable against such Seller in accordance with its terms.

(b) Each of the Sellers' Shares is on the date hereof, and as of the date of the Closing, will be free and clear of any and all pledges, liens, encumbrances or security interests of every kind or nature (collectively, "Encumbrances"), is freely transferable by Sellers, and is not subject to any voting trusts, proxies or other agreements relating to the voting or transfer thereof.

(c) The authorized capital stock of the Company consists of 10,000,000 shares of common stock, no par value, of which 984,883 shares are issued and outstanding. The Sellers' Shares were validly issued and fully paid and are non-assessable and owned beneficially and legally by the respective Seller. To the best of Seller's knowledge, no person, firm or corporation has any subscription, warrant, agreement, option or right for the purchase of any unissued shares of the capital stock of the Company.

(d) No third-party consents are required in connection with the transfer of the Sellers' Shares to the Purchaser hereunder, except for the Louisiana Gaming Control Board.

(e) The execution, delivery and performance by Sellers of this Agreement do not and will not (i) violate or conflict with the Company's Articles of Incorporation or Bylaws or (ii) constitute a breach or default under any contract, agreement, order or decree to which any Seller or the Company is a party or subject, except for the right of first refusal granted to CRC.

(f) Neither the Sellers nor any of their immediate family or any corporation, trust or other entity controlled by any of them are a party to any agreement, understanding or arrangement with the Company which will survive after the Closing.

(g) No Seller has any claims against or amounts owing from the Company, CRC or any direct or indirect subsidiary of the Company or CRC.

(h) Neither the Company nor any Seller has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the purchase by Purchaser of the Shares.

5.Covenants of Sellers. From the date hereof and until the Closing or termination of this Agreement in accordance with Section 3.2, except as otherwise provided by the prior written of the Purchaser, the Sellers will not sell, transfer, assign or pledge the Sellers' Shares or otherwise subject the Sellers' Shares to any Encumbrances.

6. Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Seller as follows:

(a) Purchaser is a corporation, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania.

(b) Purchaser has the full right, power and authority to enter into this Agreement and to perform the transactions contemplated herein. This Agreement constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

(c) Purchaser is acquiring the Sellers' Shares for investment only and not with a view toward distribution within the meaning of the Securities Act of 1933.

(d) Except for the foregoing, Purchaser makes no representations or warranties of any kind or nature.

7. Conditions Precedent to the Obligations of Purchaser. The obligations of the Purchaser hereunder shall be subject to the fulfillment at or prior to the Closing of each of the following conditions:

(a) The representations and warranties of the Sellers herein shall be true and correct on the date of the Closing as though made on and as of the Closing, and the Sellers shall have fully and completely complied with all of the terms and conditions of this Agreement.

(b) There shall not be pending or threatened any action or proceeding by or before any court or other governmental body which shall seek to restrain, prohibit or invalidate the sale of the Sellers' Shares to the Purchaser.

(c) The transactions contemplated by the Merger Agreement shall have closed simultaneously with the transactions contemplated hereunder.

8. Non-Competition, Non-Disclosure and Non-Solicitation. In consideration of Purchaser entering into this Agreement and purchasing the Shares, each Seller agrees to each of the following covenants:
(a) Non-Competition. From the date hereof through the third anniversary of the date of the Closing, Seller agrees not to engage, directly or indirectly, in any aspect of the gaming casino business, whether riverboat based, land based or otherwise, located within 200 miles of the city limits of Baton Rouge, Louisiana (the "Business"), whether as shareholder, partner, director, employee, agent, consultant or otherwise; provided that Seller may continue to hold the Shares through the Closing Date and may hold shares constituting less than 1% of the outstanding shares of a publicly traded company in the Business.

(b) Non-Disclosure. Seller agrees to (i) hold all trade secrets, business plans and other confidential or proprietary information of the Company in trust and confidence for the Company and shall not use or disclose any such information to any person under any circumstances and (ii) be liable for damages incurred by the Company or Purchaser as a result of disclosure of any such information by Seller (without the prior written consent of Purchaser) for any purpose at any time after the date hereof. Notwithstanding the foregoing, Seller may disclose any such information to the extent such disclosure is compelled by applicable law or to the extent such information becomes publicly available other than by unauthorized disclosure by Seller.

(c) Non-Solicitation. From the date hereof through the third anniversary of the date of the Closing, Seller agrees not, directly or indirectly, on behalf of any corporation or other entity, to aid or endeavor to solicit, induce or recommend any employees of the Company to leave their employment with the Company.

(d) Covenants Not Exclusive. Seller agrees that the covenants set forth in Sections 8(a), (b) and (c) hereof are in addition to any rights Purchaser may have in law or at equity.

(e) No Adequate Remedy at Law. Seller acknowledges and agrees that it may be impossible to measure in money the damages which Purchaser will suffer in the event Seller breaches any of the covenants in this Section 8. Therefore, if Purchaser shall institute any action or proceeding to enforce the provisions hereof, Seller hereby waives and agrees not to assert in any such action or proceeding the claim or defense that Purchaser has an adequate remedy at law. The foregoing shall not prejudice the right of the Purchaser to require Seller to account for and pay over to Purchaser the compensation, profits, monies, accruals or other benefits derived or received by Seller as a result of any transaction constituting a breach of the covenants set forth in this Section 8.

9.Liquidated Damages. Purchaser, Sellers and Republic Security Bank are parties to a certain Deposit Escrow Agreement of even date herewith (the "Deposit Escrow Agreement") in the form attached hereto as Exhibit B. Within two business days of the date hereof, Purchaser shall deliver $600,000 (the "Deposit") to Republic Security Bank as escrow agent (the "Escrow Agent") to be held by the Escrow Agent pursuant to the terms and conditions set forth in the Deposit Escrow Agreement.

(a) The Deposit and the accrued interest thereon shall be applied and credited to the Consideration and if the Closing occurs. If the Closing has not occurred on or prior to 9 months from the date of this Agreement, Purchaser shall make a payment of $300,000 to the Sellers (the "Non-Discretionary Payment"). If the Closing occurs, the Non-Discretionary Payment shall be applied and credited to the Consideration. Absent any breach by CRC or the Shareholders of any representation, warranty or covenant contained in the Merger Agreement, or any breach by the Sellers of any representation, warranty or covenant contained in this Agreement, the terms of Section 9(b) below will not apply to the Non-Discretionary Payment. If the Closing does not occur by reason of a breach of a representation, warranty or covenant in the Merger Agreement by CRC or any Shareholder, or by reason of any breach by the Sellers of any representation, warranty or covenant contained in this Agreement, the Non-Discretionary Payment shall be refunded to Purchaser. If the Closing does not occur for any other reason (except as provided in the next paragraph of this Section 9(a)), the Non-Discretionary Payment shall be paid to the Sellers. If the Closing has not occurred on or prior to 12 months from the date of this Agreement, Purchaser shall have the option, but not the obligation, to extend the time for the Closing an additional 3 months by Purchaser making an additional payment of $300,000 to the Escrow Agent (the "Discretionary Payment"). Such Discretionary Payment and the accrued interest thereon shall become part of the Deposit and if the Closing occurs shall be applied and credited to the Consideration.

                  The Louisiana Gaming Control Board issued a Report on Conditional License Renewal on or about July 24, 2000 captioned "In Re:
Louisiana Casino Cruises, Inc. d/b/a Casino Rouge License No. R011700193" (the "Report"). The Report refers to proposed conditions to renewal of LCCI's license. Such conditions and any additional conditions subsequently imposed by the Louisiana Gaming Control Board are referred to herein as "Conditions." Notwithstanding the foregoing paragraph, in the event that a Closing has not occurred on or prior to the Non-Discretionary Date and as of such date (i) LCCI has not been issued a license renewal and Casino Rouge is not continuing to operate in the manner operated as of the date hereof or (ii) Purchaser has not been issued a gaming license in Louisiana, in either case as a result of a failure to satisfy any of the Conditions, then the Non-Discretionary Payment shall not be payable. In such event, (i) the time for Closing shall be extended to six months after the Non-Discretionary Date without Purchaser being obligated to make the Discretionary Payment and (ii) the Non-Discretionary Payment shall only become payable if a Closing has not occurred 30 days after all Conditions have been satisfied and such renewal license issued or Casino Rouge is continuing to operate in the manner operated as of the date hereof. In the event such Conditions have not been satisfied and such licenses issued six months after the Non-Discretionary Date, then, notwithstanding the provisions of
Section 9(b) hereof, the Deposit plus accrued interest shall be refunded to Purchaser and this Agreement shall terminate.

(b) In the event that the Closing does not occur for any reason, the Deposit plus accrued interest thereon shall be refundable to Purchaser, unless the Closing does not occur as a result of:

(i) Purchaser's failure to obtain the financing necessary to consummate the Merger and this Agreement,

(ii) a material breach by Purchaser of any of its representations or warranties under the Merger Agreement or this Agreement,

(iii)a material breach by Purchaser of any of its covenants under the Merger Agreement or this Agreement, or

(iv) the failure of the Louisiana Gaming Control Board (the "Gaming Authority) to grant to Purchaser, its Affiliates and Licensed Persons all approvals and licenses necessary for Purchaser to consummate the Merger Agreement or this Agreement for any reason, except that this clause (iv) will not apply if such failure to grant such approvals and licenses is:

(A) solely as a result of the Gaming Authority's imposition of any requirement that would have a material adverse effect on the financial condition, operating results, business (including the ability to obtain or maintain gaming business or registrations) or prospects of the Company following the Closing Date, or

(B) solely as a result of the Gaming Authority's failure to take any action with respect to Purchaser's application for such approvals and licenses necessary to consummate the Merger Agreement and this Agreement (provided the Purchaser is using its reasonable efforts to diligently pursue all such approvals and licenses, has not withdrawn its application to the Gaming Authority or taken any action which would otherwise preclude or prevent the Gaming Authority from taking such action with respect to Purchaser's application).

And if clause (i), (ii), (iii) or (iv) applies, the Deposit and accrued interest thereon shall be paid to the Sellers. In all other events, the Deposit plus accrued interest thereon shall be released by the Escrow Agent to Purchaser immediately upon Purchaser's written demand.

(c) The Sellers agree that, if the Closing does not occur for any reason, the sole extent of their recoverable damages are the liquidated damages provided for in this Section 9, except in the event Purchaser closes the Merger and fails to close this Agreement for any reason other than any breach by Sellers of a representation, warranty or covenant contained in this Agreement. In such case, Sellers may recover their actual damages in excess of the liquidated damages.

10.      Miscellaneous.


(a) This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

(b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(c) This Agreement represents the entire agreement between the parties relating to the subject matter hereof, superseding any and all prior or contemporaneous oral and prior written agreements. This Agreement may not be modified or amended nor may any right be waived except by a writing signed by all of the parties hereto which expressly refers to this Agreement and which states that it is a modification, amendment or waiver.

(d) The captions and headings contained herein are solely for convenience and reference and do not constitute a part of this Agreement.

(e) This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same agreement.

(f) All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission or by overnight courier prepaid, to the parties at the following addresses or facsimile numbers:

         If to the Purchaser, to:

                  Penn National Gaming, Inc.
                  Wyomissing Professional Center
                  825 Berkshire Boulevard
                  Wyomissing, Pennsylvania  19610
                  Attention:        Joseph A. Lashinger, Jr., Esq.
                  Facsimile:        610-373-4966

         with a copy to:

                           Morgan, Lewis & Bockius LLP
                           5300 First Union Financial Center
                           200 South Biscayne Boulevard
                           Miami, Florida  33131-2339
                           Attention:       John S. Fletcher, Esq.
                           Facsimile:       305-579-0321

                  If to any of the Sellers, to:

                           the addresses or facsimile numbers set forth opposite such Seller's name on Exhibit A.

         with a copy to:

                  James J. Moran, Jr., Esq.
                  Moran Law Office Ltd.
                  2116 Second Avenue South
                  Minneapolis, Minnesota  55404-2606
                  Facsimile:        612-874-9793

Any Party hereto from time to time may change its address, facsimile number or other information for the purpose of notices to that Party by giving notice as provided in this Section 9(f) specifying such change to each of the other Parties hereto.

                            (SIGNATURE PAGE FOLLOWS)

         IN WITNESS WHEREOF, the parties hereto have entered into this Agreement on the date first above written.

                                                     Purchaser:

        PENN NATIONAL GAMING, INC.

                                  By /s/Robert S. Ippolito
                                  Name:Robert S. Ippolito
                                  Title: Chief Financial Officer


                                  Sellers:

                                  -/s/Dan S. Meadows
                                  Dan S. Meadows

                                  /s/Thomas L. Meehan
                                  Thomas L. Meehan

                                  /s/Jerry L. Bayles
                                  Jerry L. Bayles

                                    Exhibit A

Seller                Number of Shares Owned        Address / Facsimile

Dan S. Meadows               130,711            3500 East Lincoln Drive
                                                Phoenix, Arizona  85018
                                                Facsimile:  623-930-0045

Thomas L. Meehan             130,711            c/o Moran Law Office Ltd.
                                                2116 Second Avenue South
                                                Minneapolis, Minn  55404-2606
                                                Facsimile:  612-874-9793

Jerry L. Bayles              130,711            2236 Estates Road
                                                Baton Rouge, Louisiana  70808
                                                Facsimile:  225-389-9739

                                    Exhibit B

                                                        [intentionally omitted]